Exhibit 10.9

                                   ZILOG
                             EMPLOYMENT AGREEMENT


This Agreement is made by and between ZiLOG, Inc., a Delaware corporation (hereinafter "ZiLOG") and Michael Burger (hereinafter "Burger"), whereby ZiLOG and Burger agree that Burger accepts employment as Senior Vice President of Sales of ZiLOG, under the following terms and conditions:

1. Term. ZiLOG and Burger agree that Burger will be Senior Vice President of Sales of ZiLOG for a period of twenty-four (24) months, commencing on your date of hire. This Agreement may be extended upon written agreement of ZiLOG and Burger. If during the term of this Agreement a "Change in Control" of ZiLOG occurs, the term of this Agreement will be extended for a period of twenty four (24) months commencing on the earlier of the effective date of the Change in Control or the date this Agreement would otherwise expire; provided, however, in the case of a Change in Control that is subject to an agreement that is executed before the date this Agreement would otherwise expire but becomes effective on a closing date that will occur after the date this Agreement would otherwise expire, there will be no such automatic twenty-four month extension if the closing date does not occur within six (6) months after the date this Agreement would otherwise expire. Under these circumstances the term of this Agreement shall be extended six (6) months from the date it would otherwise expire.

For the purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

   (i) A change in the composition of the board of directors of ZiLOG, Inc., as a result of which fewer than two-thirds of the incumbent directors are directors who either:

         (a) had been directors of ZiLOG, Inc. twenty-four (24) months prior to such change; or

         (b) were elected, or nominated for election, to the board of directors of ZiLOG, Inc. with the affirmative votes of at least a majority of the directors who had been directors of ZiLOG, inc. twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination;

   (ii) any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than ZiLOG, Inc. (or its designee), by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly of securities of ZiLOG, Inc. representing twenty percent (20%) or more of the combined voting power of ZiLOG, Inc.'s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

  (iii) the sale of all or substantially all of the assets of ZiLOG, Inc. to a third party who is not an affiliate
        (including a parent or subsidiary) of ZiLOG, Inc., or;

   (iv) any acquisition of stock, tender offer, merger, consolidation, sale, reorganization, dissolution or other such event or series of events, which in the opinion of a majority of the members of the board of ZiLOG, Inc. (as reflected in a written resolution of the board of ZiLOG, inc.) has resulted in a change of control of ZiLOG, Inc.

2. Extent of Services. Burger shall devote his entire time, attention and energies to his position as Senior Vice President of Sales of ZiLOG and shall not, during the term of this Employment Agreement, be engaged in any other business activity, except as set forth below, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Burger may engage in: 1) personal investment activities: or 2) service on Boards of Directors of other companies; consistent with ZiLOG's Conflict of Interest policy; or 3) advisory and community activities that do not affect his time commitment to ZiLOG.

3. Compensation.

A. Salary. For each month of employment, ZiLOG will pay, or cause to be paid, to Burger the sum of at least $18,750.00 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule as ZiLOG may establish for its executives. Burger's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his salary, if any, will be based upon such reviews.

B. Employee Performance Incentive Plan and Executive Bonus
Plan. Burger will be eligible to receive Awards and Payouts in accordance with the terms of the ZiLOG Employee
Performance Incentive Plan (hereinafter "EPIP"), and the
EPIP Executive Bonus Plan (hereinafter "Executive Bonus") as such plans may be modified from time to time and as modified by this Agreement.

C. ZiLOG Employee Stock Option Plan.  ZiLOG has provided to
Burger stock options under the 1998 Long Term Incentive
Plan (hereinafter "EOSIP"), a copy of such plan being attached hereto. Vesting will continue in accordance with the plan provisions during the term of this Agreement.

4. Benefits. As an employee of ZiLOG, Burger will be entitled to such benefits as ZiLOG normally provides its executives. In addition, ZiLOG will provide Burger with Directors and officers (D&O) insurance in an amount deemed appropriate by the Company for his level of responsibility.

5. Company Policies. Burger agrees to be bound by all ZiLOG published Company Policies applicable to its employees including but not limited to Business Ethics, Conflict of interest, Proprietary Information and Antitrust Compliance, and he agrees to sign any such reasonable documents as ZiLOG requests evidencing such agreement.

6. Termination of Employment. ZiLOG reserves the right to terminate the employment of Burger at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Burger at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Burger may terminate his employment by giving at least thirty (30) days written notice to ZiLOG. ZiLOG reserves the right to accelerate any deferred resignation date given it by Burger, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

7. Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, ZiLOG's obligations to Burger, if his employment with ZiLOG is terminated prior to the end of this Agreement, shall be as follows:

A. If Burger voluntarily resigns his employment for 1) other than Good Reason (as defined in paragraph 7.B. below) or 2) other than Retirement (as defined in Paragraph 7.C. below) or 3) other than the sale, merger or change in ownership of ZiLOG (as defined in paragraph 7.G. below) prior to the termination date of this Agreement, he will be entitled to:
(1) base salary then due and owing for services previously performed, (2) payouts under EPIP which become payable to Burger pursuant to the terms of EPIP prior to the effective date of resignation, and (3) payouts under the Executive Bonus which become payable to Burger pursuant to the terms of the Executive Bonus prior to the effective date of resignation. Upon payment of the foregoing items, ZiLOG will have no further obligation to Burger.

B. If Burger voluntarily resigns his employment for Good
Reason, as defined herein, prior to the termination date of this Agreement, he will be entitled to the benefits provided in Paragraph 7.D. below. Good Reason, as used herein, shall mean:

    (i) a reduction in Burger's authority, responsibility or status as Senior Vice President of Sales such that Burger ceases to be an "officer" as that term is defined in the regulations under Section 16 of the Securities Exchange Act of 1934;

   (ii) a reduction in Burger's base salary other than in connection with a general reduction applicable to the Senior Vice Presidents of ZiLOG who are members of the Executive Committee;

  (iii) a reduction in form and effect or cessation of any benefit or compensation plan, except EPIP, the Executive Bonus, the Deferred Compensation Plan, or those that may occur for the ZiLOG employee group in general in accord with a general policy change;

   (iv) a requirement to relocate, except for the office relocations that would not increase Burger's one-way commute distance by more than 20 miles;

    (v) any material breach of this Agreement on the part of ZiLOG not fully remedied by ZiLOG within sixty (60) days after written notice by Burger of such breach.

C. If Burger retires as defined in PM60-05 prior to the
termination date of this Agreement, he will be entitled to
the following at the effective date of retirement:  (1)
base salary then due and owing for services previously performed, (2) payouts under EPIP for Awards made prior to the effective date of the retirement, and 3) payouts under the Executive Bonus for Awards made prior to the effective date of the retirement. EPIP and Executive Bonus Awards may also be granted at ZiLOG's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all Awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Burger.

D. If ZiLOG terminates Burger's employment during the term of this Agreement other than for 1) Cause or Detrimental Activity as defined in 7.E. below, or 2) the sale, merger or change in ownership of ZiLOG (as defined in paragraph
7.G. below) he will be entitled to receive the following:
(1) the then current base salary for the period remaining in this Agreement, (2) payouts under EPIP for Awards made prior to the effective date of termination of employment which payouts are payable to Burger pursuant to the terms of EPIP prior to expiration of the term of this Agreement, and (3) payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment which payouts are payable to Burger pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement. Burger will not be eligible for Awards under EPIP or the Executive Bonus made after the date on which his employment at ZiLOG ceased or for payouts made on any Awards after the expiration date of this Agreement. Vesting of stock options granted under EOSIP will continue for the period remaining in the Agreement. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Burger.

E. If ZiLOG terminates Burger during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, ZiLOG will have no further monetary obligation to Burger other than: (1) any base salary then due and owing for services previously performed, 2) payouts under EPIP which become payable to Burger pursuant to the terms of EPIP prior to the effective date of termination, and (3) payouts under the Executive Bonus which become payable to Burger pursuant to the terms of the Executive Bonus prior to the effective date of termination. Cause or Detrimental
Activity shall be a willful violation of a major company policy, conviction of any criminal or civil law involving moral turpitude, willful misconduct which results in a material reduction in Burger's effectiveness in the performance of his duties, or willful and reckless disregard for the best interests of the Company.

F. If Burger ceases to be an employee of ZiLOG during the term of this Agreement because of total and permanent disability or death, ZiLOG's obligations to Burger or his beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) payouts in accordance with the terms of EPIP, (3) payouts in accordance with the terms of the Executive Bonus and 4) any benefits including EOSIP benefits normally provided by ZiLOG it its employees due to or on account of total and permanent disability or death.

G. If Burger leaves his employment, either voluntarily for Good Reason or involuntarily for reasons other than for Cause or Detrimental Activity, following the effective date of a Change in Control prior to the termination date of this Agreement, he will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, payable in a cash lump sum not more than five (5) business days following the date of leaving employment, (2) payouts under EPIP for Awards made prior to the effective date of termination of employment, and (3) payouts under the Executive Bonus for Awards made prior to the effective date of termination of employment.
EPIP and Executive Bonuses shall also be awarded for the year in which the termination of employment occurs and shall be calculated in accordance with the terms of such arrangements assuming the date of Burger's termination is the last day of ZiLOG's fiscal year and based on ZiLOG's financial performance for the portion of such fiscal year that includes calculated financials for ZiLOG as a separate entity. All of the above EPIP and Executive Bonus Awards shall be paid in a cash lump sum within five (5) business days of the date of Burger's termination of employment.
All outstanding unvested stock options whether granted under EOSIP or otherwise will continue to vest for the period of time remaining in the Agreement (the
"Continuation Period"). Regardless of the provisions of EOSIP or any other plans or agreements, the Continuation
Period shall be counted as employment with ZiLOG for purposes of vesting under all options and for purposes of determining the expiration date of any stock options held by Burger when his employment terminates. During the remaining term of this Agreement Burger (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance plans maintained by ZiLOG, including life, disability and health insurance programs, as if he were still an employee of ZiLOG. To the extend that ZiLOG finds it impossible to cover Burger under its group insurance policies during such period,


H. ZiLOG shall provide Burger with individual policies which offer at least the same level of coverage and which impose not more than the same costs on him as if he were still an employee of ZiLOG. The foregoing notwithstanding, in the event that Burger becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by ZiLOG under this paragraph shall terminate immediately. Any group health continuation coverage that ZiLOG is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") shall be offered when coverage under this paragraph terminates.

Except as provided in the paragraph immediately following, upon payment of the foregoing items, ZiLOG will have no further obligation to Burger.

In the event that it is determined that any payment or distribution of any type to or for the benefit of Burger made by ZiLOG, any of its affiliates, by any person who acquires ownership or effective control of ZiLOG or ownership of a substantial portion of ZiLOG's assets
(within the meaning of Section 280G of the Internal Revenue
Code of 1986, as amended, and the regulations thereunder
(the "Code") or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total
Payments"), would be subject to the excise tax imposed by
section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Burger shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by Burger of any Excise
Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise
Tax.

All mathematical determinations and all determinations of whether any of the total Payments are "parachute payments"
(within the meaning of Section 280G of the Code) that are required to be made hereunder, including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by the independent auditors retained by ZiLOG most recently prior to the Change In Control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to ZiLOG and to Burger within seven (7) business days of Burger's termination date, if applicable, or such earlier time as is requested by ZiLOG or by Burger (if Burger reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by Burger, it shall furnish Burger with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that Burger has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Burger within five (5) business days after the Determination is delivered to ZiLOG or Burger. Any determination by the Auditors shall be binding upon ZiLOG and Burger, absent manifest error.

As a result of uncertainty in the application of Section
4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Gross-Up
Payments not made by ZiLOG should have been made
("Underpayments") or that Gross-Up Payments will have been made by ZiLOG which should not have been made
("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by ZiLOG to or for the benefit or Burger. In the case of an Overpayment, the employee shall, at the direction and expense of ZiLOG, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, ZiLOG and otherwise reasonably cooperate with ZiLOG to correct such Overpayment; provided, however, that (a) Burger shall in no event be obligated to return to ZiLOG an amount greater than the net after-tax portion of the Overpayment that Burger has retained or has recovered as a refund from the applicable taxing authorities, and (b) this provision shall be interpreted in a manner consistent with the intent of this excise tax restoration provision which is to make Burger whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Burger's repaying to ZiLOG an amount which is less than the Overpayment.

8. Burger Representations. Burger represents to ZiLOG that to the best of his knowledge he is under no obligation to any employer or third party which would preclude his full, complete and unfettered discharge of his duties under this Agreement.

9. Notices. Any notices required to be given hereunder shall be in writing, and if by ZiLOG shall be addressed to Burger as indicated in ZiLOG's personnel records or such other address as Burger shall specify in writing, and if by Burger to ZiLOG at:

  ZiLOG, Inc.
  Suite 110
  910 East Hamilton Avenue
  Campbell, California  95008
  ATTENTION:  Senior Vice President, Human Resources and Administration

Such addresses may be changed by written notice from either ZiLOG or Burger, to the other.

10. Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon ZiLOG, its successors and assigns. Burger may not assign, transfer, pledge or hypothecate any of his rights or obligations hereunder, Awards or payouts under EPIP or the Executive Bonus or other compensation to which he may be entitled hereunder. ZiLOG will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of ZiLOG to assume expressly and agree, in substance and form satisfactory to Burger, to perform this Agreement in the same manner and to the same extent ZiLOG would be required to perform it if no succession had taken place.

12. Waiver of Breach. The waiver by ZiLOG or by Burger of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

14. Entire Agreement. This entire Agreement consists of this document, together with the following documents:

  A. EPIP, to be attached as Exhibit I when finalized;

  B. Executive Bonus, to be attached as Exhibit II when  finalized;

  C. ZiLOG 1998 Executive Officer Stock Incentive Plan, attached as Exhibit III

  D. Employee Proprietary Rights and Non-Disclosure Agreement, attached as
     Exhibit IV;

  E. Conflict of Interest Statement, attached as Exhibit V;

  F. Policy on Business Ethics, attached as Exhibit VI; and

  G. PM60-05, attached as Exhibit VII.

15. Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.


Executed effective November 20, 1998
                   ---------------------
                        (DATE)

By: /s/  Michael Burger                  By: /s/  Steven C. Mizell
   --------------------------               ---------------------
         Michael Burger                           Steven C. Mizell

Dated:  November 20, 1998               Dated:  November 20, 1988